NI Holdings, Inc. Files Results for First Quarter Ended March 31, 2020

FARGO, North Dakota, May 6, 2020 – NI Holdings, Inc. (NASDAQ: NODK) today reported its financial results for the quarter ended March 31, 2020.

The Company reported a 16.4 percent increase in net earned premiums for the three months ended March 31, 2020 compared to 2019. The Company reported a net loss attributable to NI Holdings of $3,587 compared to net income of $13,773 a year ago. The total equity for NI Holdings stood at $301,791 as of March 31, 2020.

NI Holdings Q1 2020 key financial details:

Dollars in thousands, except earnings per share (unaudited)

	Q1 2020	Q1 2019	Change
Net income (loss) attributable to NI Holdings	$(3,587)	$13,773	-126.0%
Direct written premiums (1)	$62,972	$55,653	+13.2%
Net earned premiums	$58,772	$50,506	+16.4%
Loss and LAE ratio (2)	51.8%	51.9%	-0.1 pts
Expense ratio (3)	34.3%	33.1%	+1.2 pts
Combined ratio (4)	86.1%	85.0%	+1.1 pts
Return on average equity	-4.7%	19.6%	-24.3 pts
Basic earnings per share	$(0.16)	$0.62	-$0.78
Shareholders’ equity	$301,791	$293,455	+2.8%

(1) Direct written premiums is a non-GAAP financial measure, representing the amount of insurance premiums purchased by policyholders during the period.
(2) Loss and LAE ratio is a non-GAAP financial measure. It equals losses and loss adjustment expenses, divided by net premiums earned.
(3) Expense ratio is a non-GAAP financial measure. It equals amortization of deferred policy acquisition costs and other underwriting and general expenses, divided by net premiums earned.
(4) Combined ratio is a non-GAAP financial measure. It equals losses and loss adjustment expenses, amortization of deferred policy acquisition costs, and other underwriting and general expenses, divided by net premiums earned.

First quarter highlights included:

•	Net loss of $3,587 versus net income of $13,773 prior year. Underwriting gain of $8,191 versus $7,578 prior year.
•	Reported combined ratio of 86.1% for the quarter.
•	Growth in direct written premiums of 13.2% due to Westminster commercial business.
•	After-tax decline of $12,588 in net unrealized gain in our equity securities portfolio versus $5,767 increase prior year. Earnings per share impact of -$0.83.

“With a combined ratio on our underwriting results of 86.1% and 13% growth in direct written premiums, we are pleased with the start to the new year”, said Michael J. Alexander, President and CEO. “We completed the acquisition of Westminster during the quarter, effectively adding more diversity to our product lines and our geographic footprint.”

“However, as we are faced with this unprecedented time, we want to express our thanks to the health care personnel and other essential workers who are fighting this pandemic on the frontlines. Within our organization, our focus has been on the health and well-being of our employees and clients. Our business continuity plan was implemented seamlessly so that our focus could quickly turn back to the business of helping our agents and clients.”

“Net premium earned increased 16% from a year ago, driven by the new commercial business in Westminster. Our private passenger auto, home and farm, and all other segments also experienced growth. Our non-standard auto segment was challenged by the emerging economic implications from the COVID-19 pandemic in both the Chicago and Las Vegas markets. “

“Our combined ratio improved in our home and farm segment, where weather-related events were fewer compared to last year. Our non-standard auto combined ratio also improved, due to the pricing and underwriting actions taken to address the recent profitability concerns. Our private passenger auto combined ratio was consistent year-over-year.”

“With the acquisition of Westminster, we have split our commercial segment out from the all other segment. The combined ratio was elevated this quarter, due to acquisition expenses and modest unfavorable development. While we anticipate that the combined ratio will improve, the COVID-19 pandemic is also impacting this segment as certain states are mandating that companies waive certain fees, require companies to offer renewals on all business, and defer premium payments for collection at a later date. This has the potential to cause elevated combined ratios as expenses are likely to increase and the potential for uncollectible premiums also increases.”

“The COVID-19 pandemic and related economic implications impacted our first quarter results, primarily through the fair values of our equity securities portfolio. The decline in net unrealized gains in our equity portfolio was $15,934 pre-tax in first quarter 2020, compared to an increase of $7,300 pre-tax in first quarter 2019. The Company believes that this market price-driven impact, based on the last day of the quarter, will likely be temporary. However, the amount and timing of any recovery in our equities portfolio due to the economic recovery is uncertain and will not be known for quite some time.”

“COVID-19 has started to impact our businesses. We have experienced less sales activity, particularly in our non-standard auto segment. We anticipate that the frequency of auto claims will decrease in the second quarter as people are driving less, although actual projections are difficult to determine. None of our writing states of North Dakota, South Dakota, or Nebraska have stay-at-home or shelter-in-place orders. The overall impact of COVID-19 on the auto insurance industry in our markets will continue to develop over time.”

Shareholders’ equity decreased $8,012 from December 31, 2019 to March 31, 2020. This decrease was primarily due to a consolidated net loss of $3,555 and a decrease in our accumulated other comprehensive income from our fixed income portfolio. The Company repurchased 123,264 shares of common stock for $1,502 during the quarter.

Earnings Conference Call

The Company will not hold an earnings conference call for first quarter 2020. Our Quarterly Report on Form 10-Q as filed with the SEC is available on the Company’s website at http://www.niholdingsinc.com. Our latest Financial Supplement is also available on the Company’s website.

Non-GAAP Financial Measures

NI Holdings evaluates its insurance operations in the way it believes will be most meaningful and representative of its business results. Some of these measurements are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “accounting principles generally accepted in the United States of America”. The non-GAAP financial measures that NI Holdings presents may not be compatible to similarly-named measures reported by other companies. The non-GAAP financial measures described in this press release are used widely in the property and casualty insurance industry.

About the Company

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings.

NI Holdings completed the acquisition of Direct Auto Insurance Company on August 31, 2018, which is a wholly-owned stock subsidiary of NI Holdings.

NI Holdings completed the acquisition of Westminster American Insurance Company on January 1, 2020, which is a wholly-owned stock subsidiary of NI Holdings. Westminster is included in the Company’s financial results as of the closing date.

Nodak Insurance Company owns American West Insurance Company and Primero Insurance Company. Nodak Insurance Company also manages Battle Creek Mutual Insurance Company and reinsures 100% of the risk on all insurance policies issued by Battle Creek.

NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak Insurance’s wholly-owned subsidiaries American West and Primero, and its affiliate Battle Creek; Direct Auto; and Westminster.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, business prospects, growth and operating strategies, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contacts:
Brian Doom

Executive Vice President and Chief Financial Officer
701-298-4200
bdoom@nodakins.com

Timothy J. Milius, CPA

Vice President, Finance
701-298-4275
tmilius@nodakins.com

Media Contact:
Beth DuFault
701-298-4282
bdufault@nodakins.com